EXHIBIT 99.1

HURN - Q3 2004 HURON CONSULTING GROUP INC

EARNINGS CONFERENCE CALL TRANSCRIPT

EVENT DATE/TIME: NOV. 09. 2004 / 11:00AM ET

CORPORATE PARTICIPANTS

Gary Holdren

Huron Consulting Group - Chairman and CEO

George Massaro

Huron Consulting Group - COO

Gary Burge

Huron Consulting Group - CFO

Mary Sawall

Huron Consulting Group - Head of Human Resources

CONFERENCE CALL PARTICIPANTS

Matt Litfin

William Blair & Co - Analyst

Brandt Sakakeeny

Deutsche Bank - Analyst

J.D. Padgett

Founders Asset Management - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the Huron Consulting Group Webcast to discuss results for the quarter ended September 30th 2004. At this time, all conference call lines are on a listen only mode. Later, we will conduct a question-and-answer session for conference call participants, and instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded.

And now I’d like to turn the call over to Gary Holdren, Chairman, and Chief Executive Officer of Huron Consulting Group. Mr. Holdren, please go ahead.

Gary Holdren - Huron Consulting Group - Chairman and CEO

Good morning everyone and thank you for joining us for today’s webcast to discuss Huron Consulting Group’s third quarter results. As you all know, this is our first announcement of quarter earnings as a public company and we are delighted to have the opportunity to discuss our results with you today.

Before we begin, I would like to point all of you to the disclosure at the end of a news release about any forward-looking statements that may be made or discussed on this call. Please review that information, along with our filings with the SEC for a disclosure of factors that may impact subjects discussed in this morning’s webcast.

It was less than a month ago that we met with many of you when we wrapped up our IPO roadshow. As a result, most of you are up to speed on Huron Consulting Group. So today’s comments will be brief, and we’ll focus on our third quarter results and what is new since the roadshow.

Joining me in Chicago today are George Massaro, our Chief Operating Officer, Gary Burge, Chief Financial Officer and Mary Sawall, our Head of Human Resources. Gary Burge is going to provide an overview of how we did during the third quarter and then we will take your questions.

Before he begins, I would like to take a second to provide some high-level thoughts about the quarter. It is fair to say that the quarter was a solid one. We performed as forecast, perhaps slightly ahead of your expectations, and we laid the groundwork for continued growth and expansion in future quarters.

A few quarterly highlights. Since we came back from the roadshow, we have seen a stronger business pipeline across all of our business offerings. Among the new clients, we can disclose of two new significant wins. One is the independent special investigation of Fannie Mae and the other is representing ATA as the debtor in its Chapter 11 filing. These are just two of the many new assignments that we have recently won. We have also made two very significant new hires at the management director level. We have brought in Mukesh Gangwal to lead our Healthcare Provider Practice, and we have also hired Jeff Ellis, a technical accounting expert, to help build our forensic investigation practice. Both of these individuals have business already and are aggressively in the marketplace growing their businesses. We are also in the process of hiring additional managing directors.

At this point, we are very comfortable with our headcount projections. As you know, our goal is to have approximately 520 billable people in Q1 of 2005, and we have the recruiting programs in place to reach that level. We currently have 58 managing directors in place, and we are comfortable that we will approach a staffing leverage ratio of eight to one by the end of this calendar year.

Many of you have asked us about attrition on the roadshow. As is common in our business, the turnover is primarily at our junior levels. Overall, our year-to-date attrition rate is 19 percent, and we expect it to be in the low 20s for the full year. This is higher than we wanted to be, and we are putting incentive plans in place in 2005 to bring that rate down.

Now I’d like to turn it over to Gary Burge for a discussion of how we did in the quarter.

Gary Burge - Huron Consulting Group - CFO

Thanks Gary. As Gary said, we’re very pleased with our results for the third quarter. Some of the financial highlights for the quarter included: Revenues for the year were up 45 percent to 37.1 million. Gross margins in a seasonally slow period came down from 45 percent in Q2, but were 40 percent for the quarter, up from a 25 percent gross margin a year ago. Operating income rose to 2.1 million from a $3.3 million loss a year ago. EBITDA, adjusted for our restructuring, severance, and stock based compensation charges, was 5.4 million, compared to a breakeven quarter last year.

Other highlights include the following: utilization came in as expected at 66 percent for the quarter compared to 61 percent last year. Average billing rates came in at $235, up 9.3 percent from a year ago, reflecting once again that our business, despite choppy economic times is not particularly right price or rate sensitive when you are dealing in important matters for your clients in financial consulting, and when you provide an excellent value proposition to your clients on the operational consulting side.

Also, we finished the quarter at nearly 6 million in cash on hand prior to our IPO proceeds. This is reflective of our continuing focus on good management of our balance sheet. DSO’s for the quarter was 65 days, which was in line with the high expectations we set for our MDs when it comes to billing and collecting client receivables.

Now, as far as the fourth quarter is concerned, we expect revenues to be comparable to Q3, which, as you know, came in at 37 million. This may trigger some additional variable compensation expense, however we expect a gross profit margins to remain comparable to those we had in the third quarter. SG&A, as you might expect, will include some additional public company expenses in the fourth quarter.

Now let’s open the lines to questions.

QUESTION AND ANSWER

Operator

Thank you very much sir. Ladies and gentlemen, if you have a question at this time please press star one on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, you may do so by pressing star two. One moment for our first question please. And our first question comes from Matt Litfin of William Blair & Co. Please proceed sir.

Matt Litfin - William Blair & Co - Analyst

Hi, good morning and congratulations on the results.

Gary Holdren - Huron Consulting Group - Chairman and CEO

Thank you Matt.

Matt Litfin - William Blair & Co - Analyst

You mentioned in the prepared comments year-to-date attrition rate was 19 percent. I assume that’s through nine months. And you also mentioned low 20s for the year is your expectations there. Does that suggest that you’ve already seen some departures since the end of the quarter? And can you give us maybe some detail if the answer is yes?

Gary Holdren - Huron Consulting Group - Chairman and CEO

I’ll let Mary Sawall answer that question, Matt.

Mary Sawall - Huron Consulting Group - Head of Human Resources.

Matt, yes, since the end of the third quarter we’ve had a few departures however as we would expect, turnover is decreasing in the fourth quarter, and that’s why we’re projecting the low 20s for our annual turnover. We’re also aggressively adding people.

Matt Litfin - William Blair & Co - Analyst

Yes, maybe as a follow-up, could you just discuss what your hiring plans are, both for the fourth quarter and maybe longer-term?

Mary Sawall - Huron Consulting Group - Head of Human Resources.

Well, as Gary said, we’re aggressively hiring, and actually at all levels, and are comfortable that we’ll be on plan to achieve our target of about 520 people by the end of the first quarter of next year. We’re in the middle of planning for 2005 now, and so I wouldn’t want to say anything more about our projected headcount as we go into 05.

Matt Litfin - William Blair & Co - Analyst

OK, thank you.

Operator

Thank you very much sir. Ladies and gentlemen, your next question comes from Brandt Sakakeeny of Deutsche Bank. Please proceed.

Brandt Sakakeeny - Deutsche Bank - Analyst

Thanks, Brandt Sakakeeny. Good morning. Also, my congratulations on a nice quarter. Question for you, actually Gary, just on the tax rate. What are you using for the remainder of the year and for the full year?

Gary Burge - Huron Consulting Group - CFO

Yes, Brant, Gary. (inaudible) The effective tax rate you should use for the fourth quarter would be in line with what we’ve had through nine months, which is 42 percent.

Brandt Sakakeeny - Deutsche Bank - Analyst

OK, Great. And Gary Holdren, can you discuss just the new business opportunities? Obviously, we see the ATA filing, where they were requesting permission to use you. Can you just give us an update as to where that is? And I guess more broadly, in general, where the bankruptcy and restructuring businesses is seeing activity levels improve.

Gary Holdren - Huron Consulting Group - Chairman and CEO

Yes, I — Matt, I think as we told people on the road, we originally thought that we might see some softness in our corporate advisory practice in 04, but as we set on the road, we were very well positioned in some key industries, being the airline industry and the health-care provider industry, and we continue to see — since we were on the road, we were able to announce that we were good.

We got ATA. As we said, we were also positioned after another (inaudible) carrier. We’ve also had another new assignment for an international carrier that we are at, and we continue to see. So we see a lot stronger activity than we thought we were going to see, and so we see that we should have a good fourth quarter in the corporate advisory services, and we think it positions us well for the rest of — you know, for 05.

Brandt Sakakeeny - Deutsche Bank - Analyst

Great. And Gary, do you have any — Gary Burge, any quick basic balance sheet data, where you all ended up with cash and DSO’s or anything else?

Gary Burge - Huron Consulting Group - CFO

Right, well, as I mentioned, we ended up the quarter with about 6 million in cash. DSO’s continue to the good for us as a company, about 65 days for — as of September 30, and expectations are we’re going to be able to maintain that.

Brandt Sakakeeny - Deutsche Bank - Analyst

Great, perfect. Thank you.

Operator

Thank you very much sir. Ladies and gentlemen, if you do have a question, please key star one now at this time. And we do have a follow-up from Matt Litfin of William Blair & Co. Please proceed.

Matt Litfin - William Blair & Co - Analyst

Yes, I wondered if you could, Gary, disclose the cash from Ops in the quarter.

Gary Burge - Huron Consulting Group - CFO

Cash from Ops for the nine months is actually about seven million for the nine months, and that number as of June 30, I think, with about 900,000. So, we generated approximately six million of cash from operations in the third quarter.

Matt Litfin - William Blair & Co - Analyst

And just cap ex for the quarter as well would be helpful, thank you.

Gary Burge - Huron Consulting Group - CFO

Cap ex for the nine months is about 4.4 million, and that number I think was about 3.1 or 3.2 at the end of six months.

Matt Litfin - William Blair & Co - Analyst

Great, thank you.

Operator

Thank you very much sir. Again, ladies and gentlemen, if you have a question, please key star one at this time. And we do have a follow-up from Brandt Sakakeeny of Deutsche Bank. Please proceed.

Brandt Sakakeeny - Deutsche Bank - Analyst

Thanks. Brandt again. On the higher ed practice, can you just give us an update there? How business has been trending.

Gary Burge - Huron Consulting Group - CFO

Business is trending very well there, Brandt. We continued — when I was — we only disclose or mentioned clients who publicly disclose us, but the activity at major higher education institutions continues to increase, and it’s a very active practice for us, and each would have one of our highest growth rates for 04 and 05.

Brandt Sakakeeny - Deutsche Bank - Analyst

OK, perfect, thank you.

Operator

Thank you very much sir. Again, ladies and gentlemen, if you have a question please key star one. And your next question comes from the J.D. Padgett of Founders Asset Management. Please proceed.

J.D. Padgett - Founders Asset Management - Analyst

Hi guys. Nice quarter. One quick question. Within the 10.6 million of SG&A that you have on the P&L, I guess that includes both of the charges, the 1.3, and the 1.2 million.

Gary Holdren - Huron Consulting Group - Chairman and CEO

I’ll let George answer that for you, J.D.

J.D. Padgett - Founders Asset Management - Analyst

OK.

George Massaro - Huron Consulting Group - COO

No J.D., there’s a restructuring charge that’s broken out separately on the release of a million three. There is a million two sitting in SG&A, J.D.

J.D. Padgett - Founders Asset Management - Analyst

OK. So excluding that, it was kind of closer to a 9.4.

George Massaro - Huron Consulting Group - COO

Right.

J.D. Padgett - Founders Asset Management - Analyst

On the run rate. And then you’d comment around that in the fourth quarter would be up from the 9.4 or up from the 10.6?

George Massaro - Huron Consulting Group - COO

Gary, what do you say about that?

Gary Burge - Huron Consulting Group - CFO

Be up from the 9.4 and would include things such as, you know, D&O insurance at our first board meeting the other day, and those types of expenses.

J.D. Padgett - Founders Asset Management - Analyst

OK. But up from the 9.4 and not the 10.6?

Gary Burge - Huron Consulting Group - CFO

Yes.

J.D. Padgett - Founders Asset Management - Analyst

OK. Thanks.

Operator

Thank you very much sir. Ladies and gentlemen, if you have another question please key star one now on your touchtone telephone. At this time, we have no further questions. Mr. Holdren, I would like to turn the call back over to you for any closing remarks.

Gary Holdren - Huron Consulting Group - Chairman and CEO

OK, thank you for your questions, and we will look forward to speaking to all of you probably about the middle of February when we read our year-end, and we report our fourth quarter results. So thanks for participating.

Operator

That concludes today’s conference call. Thank you everyone for your participation. You may now disconnect. Have a good day.